Exhibit 4.4

AXCELLA HEALTH INC.

FIFTH AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is made as of November 30, 2018 by and among Axcella Health Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A and any subsequent purchasers of Preferred Stock who become parties hereto as “Investors” pursuant to Section 6.16 below and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of shares of Capital Stock, or of options to purchase Common Stock;

WHEREAS, the Company, certain of the Investors, and certain of the Key Holders are parties to the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 10, 2016, as amended on August 11, 2017 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investor(s) are parties to the Series E Preferred Stock Purchase Agreement, of even date herewith (as may be amended or restated from time to time, the “Purchase Agreement”), pursuant to which certain of the Investor(s) have agreed to purchase shares of the Series E Preferred Stock of the Company, par value $0.001 per share (“Series E Preferred Stock”); and

WHEREAS, the undersigned, constituting the required votes pursuant to Section 6.8 of the Prior Agreement, desire to further induce such Investor(s) to purchase the Series E Preferred Stock by amending and restating the Prior Agreement.

NOW, THEREFORE, the Company, the Key Holders and the Investors agree as follows:

1.                                      Definitions.

“Affiliate” means, with respect to any specified Investor, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, managing member, officer or director of such Investor, or any venture capital or other investment fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, such Investor. Without limiting the foregoing, Flagship Ventures Fund IV, L.P., Flagship Ventures Fund IV-Rx, L.P., Flagship Ventures Fund 2007, L.P., Flagship Ventures Management, Inc., Flagship VentureLabs IV LLC, and Flagship Ventures Opportunities Fund I, L.P. shall be deemed Affiliates of one another for purposes hereof.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any

Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

“Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

“Fidelity Investors” means (i) Fidelity Select Portfolios: Biotechnology Portfolio, (ii) Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, (iii) Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (iv) Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (v) FIAM Target Date Blue Chip Growth Comingled Pool, (vi) Fidelity Growth Company Comingled Pool, (vii) Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Fund and (viii) Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund.

“Investor Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Right of First Refusal as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

“Investors” means the Persons named on Schedule A hereto, each Person to whom the rights of an Investor are assigned pursuant to Section 6.9, any Person deemed an Investor pursuant to Section 6.16, and any one of them, as the context may require; provided, however, that any such Person shall cease to be considered an Investor for purposes of this Agreement at any time such Person and his, her or its Affiliates collectively, or, with respect to the Fidelity Investors, the Fidelity Investors collectively, hold fewer than 150,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction).

“Key Holders” means the Persons named on Schedule B hereto, each Person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Section 6.9 or 6.17 and any one of them, as the context may require.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Preferred Stock” means collectively, all shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock.

“Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

“Prospective Transferee” means any Person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock, on the terms and conditions specified in the Proposed Transfer Notice.

“Series A Preferred Stock” means Series A Preferred Stock of the Company, $0.001 par value per share.

“Series B Preferred Stock” means Series B Preferred Stock of the Company, $0.001 par value per share.

“Series B-1 Preferred Stock” means Series B-1 Preferred Stock of the Company, $0.001 par value per share.

“Series C Preferred Stock” means Series C Preferred Stock of the Company, $0.001 par value per share.

“Series D Preferred Stock” means Series D Preferred Stock of the Company, $0.001 par value per share.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or Common Stock issued or issuable upon conversion of Preferred Stock.

“Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal.

2.                                      Agreement among the Company, the Investors and the Key Holders.

2.1                               Right of First Refusal.

(a)                                 Grant of Right of First Refusal to Investors. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors a Right of First Refusal to purchase all or any portion of the Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)                                 Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer and the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer. To exercise its Right of First Refusal under this Section 2, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control, and the Company shall not exercise any preexisting right of first refusal of the Company without the prior written consent of the Investors holding a majority of the shares of Capital Stock (other than Transfer Stock) then held by the Investors.

(c)                                  Undersubscription of Transfer Stock. If options to purchase have been exercised by the Investors with respect to some but not all of the Transfer Stock by the end of the 15-day period specified in Section 2.1(b)) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Right of First Refusal within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 2.1(c), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(c) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Right of First Refusal (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(d)                                 Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors. If any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors. The closing of the purchase of Transfer Stock by the Investors shall take place, and all payments from the Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2                               Right of Co-Sale.

(a)                                 Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). Each Investor who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within fifteen (15) days after the expiration of the Investor Notice Period described above, and upon giving such notice such Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)                                 Shares Includable. Each Investor who timely exercises such Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a) may include in the Proposed Key Holder Transfer all or any part of such Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Investors pursuant to the Right of First Refusal) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Key Holder Transfer (including any shares that such Investor has agreed to purchase pursuant to the Right of First Refusal but excluding any Transfer Stock) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Key Holder Transfer (including any shares that all Investors have collectively agreed to purchase pursuant to the Right of First Refusal but excluding any Transfer Stock), plus, without duplication, the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)                                  Delivery of Certificates. Each Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the transferring Key Holder, no later than fifteen (15) days after such Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)                                     the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; or

(ii)                                  the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Key Holder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)                                 Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e)                                  Deliveries. Each stock certificate an Investor delivers to the selling Key Holder pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each Investor the portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f)                                   Additional Compliance. If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3                               Effect of Failure to Comply.

(a)                                 Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)                                 Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, such Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)                                  Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.2.

3.                                      Exempt Transfers.

3.1                               Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors, (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members or (d) to a transfer of Transfer Stock to any other Person approved by the Company’s Board of Directors, including the Preferred Director (as defined in the Company’s Certificate of Incorporation); provided that in the case of clauses (a), (c) or (d), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2                               Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities

Act of 1933, as amended, or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

3.3                               Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.                                      Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3.1(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION, AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.                                      Lock-Up.

5.1                               Agreement to Lock-Up. Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of Common Stock in its initial public offering (the “IPO”), and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days), which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lock-up period) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to (i) the sale of any shares to an underwriter pursuant to an underwriting agreement, (ii) any shares purchased in the IPO, or (iii) any shares purchased in open market transactions following the IPO, and shall only be applicable to the Key Holders if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding shares of the Company’s preferred stock). The underwriters in connection with the IPO are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2                               Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

6.                                      Miscellaneous.

6.1                               Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO and (b) the consummation of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation).

6.2                               Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3                               Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than (a) a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder and (b) the Company pursuant to pledges granted by Key Holders in connection with share purchase loans from the Company).

6.4                               Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the Commonwealth of Massachusetts and to the jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.5                               Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be sent to the attention of the Company’s President or Chief Executive Officer, at the principal offices of the Company, and a copy (which shall not constitute notice) shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attn: Kingsley Taft, Fax: (617) 523-1231.

6.6                               Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended, restated superseded and replaced in its entirety by this Agreement.

6.7                               Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8                               Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor (including the Fidelity Investors or their Affiliates) or Key Holder without the written consent of such Investor (including the Fidelity Investors or their Affiliates) or Key Holder unless such amendment, modification, termination or waiver applies to all Investors (including the Fidelity Investors or their Affiliates) and Key Holders, respectively, in the same fashion, (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver is not directly applicable to the rights or obligations of the Key Holders hereunder (it being understood that the addition of new parties as Investors or Key Holders hereunder shall not, in itself, be deemed to be directly applicable to the rights or obligations of the Key Holders hereunder), and (iii) Schedule B hereto may be amended by the Company from time to time to include additional Key Holders who become a party hereto in accordance with the terms set forth in Section 6.17 without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9                               Assignment of Rights.

(a)                                 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)                                 Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)                                  The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate or (ii) to an assignee or transferee who acquires at least 150,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)                                 Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.10                        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11                        Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.12                        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.13                        Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile transmission or electronic mail (including in .pdf format) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.14                        Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.15                        Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.16                        Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by any Investor or Key Holder shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.17                        Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

6.18                        Consent of Spouse. If any Key Holder is married on the date on which it enters into this Agreement and resides in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin, or the Commonwealth of Puerto Rico, such Key Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:	AXCELLA HEALTH INC.

	By:	/s/ William R. Hinshaw, Jr.
	Name:	William R. Hinshaw, Jr.
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	FLAGSHIP VENTURES FUND IV, L.P.

	By:	its General Partner
Flagship Ventures Fund IV General Partner LLC

		By:	/s/ Noubar B. Afeyan, Ph.D.
		Name:	Noubar B. Afeyan, Ph.D.
		Title:	Manager

FLAGSHIP VENTURES OPPORTUNITIES FUND I, L.P.

By:	its General Partner
Flagship Ventures Opportunities Fund I General Partner LLC

	By:	/s/ Noubar B. Afeyan, Ph.D.
	Name:	Noubar B. Afeyan, Ph.D.
	Title:	Manager

FLAGSHIP VENTURES FUND IV-RX, L.P.

By:	its General Partner
Flagship Ventures Fund IV General Partner LLC

	By:	/s/ Noubar B. Afeyan, Ph.D.
	Name:	Noubar B. Afeyan, Ph.D.
	Title:	Manager

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	FIDELITY SELECT PORTFOLIOS:
BIOTECHNOLOGY PORTFOLIO

	By:	/s/ Colm Hogan
	Name:	Colm Hogan
	Title:	Authorized Signatory

FIDELITY ADVISOR SERIES VII: FIDELITY
ADVISOR BIOTECHNOLOGY FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY SECURITIES FUND: FIDELITY BLUE CHIP GROWTH FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY SECURITIES FUND: FIDELITY SERIES BLUE CHIP GROWTH FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIAM TARGET DATE BLUE CHIP GROWTH COMMINGLED POOL

By: Fidelity Institutional Asset Management Trust Company, as Trustee

By:	/s/ Adrien Deberghes
Name:	Adrien Deberghes
Title:	Authorized Signatory

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	FIDELITY GROWTH COMPANY COMMINGLED POOL

By: Fidelity Management & Trust Co.

	By:	/s/ Colm Hogan
	Name:	Colm Hogan
	Title:	Authorized Signatory

FIDELITY MT. VERNON STREET TRUST: FIDELITY SERIES GROWTH COMPANY FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

FIDELITY MT. VERNON STREET TRUST: FIDELITY GROWTH COMPANY FUND

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Authorized Signatory

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	SMRS-TOPE LLC

By: HVST-TOPE LLC
Its Managing Member

By: HarbourVest Partners L.P.
Its Manager

By: HarbourVest Partners, LLC
Its General Partner

	By:	/s/ Ian C. Lane
	Name:	Ian C. Lane
	Title:	Managing Director

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	GURNET POINT L.P.

By: Waypoint International GP LLC, its General Partner

	By:	/s/ James Singleton
	Name:	James Singleton
	Title:	A Manager

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	NESTLÉ HEALTH SCIENCE US HOLDINGS, INC.

	By:	/s/ James Pepin
	Name:	James Pepin
	Title:	President

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	ALEXANDRIA VENTURE INVESTMENTS, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

By: ALEXANDRIA REAL ESTATE EQUITIES, INC, a Maryland corporation, managing member

	By:	/s/ Aaron Jacobson
	Name:	Aaron Jacobson
	Title:	SVP-Venture Counsel

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

INVESTORS:	CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V.

	By:	/s/ Victor Manuel Gutierrez Lopez
	Name:	Victor Manuel Gutierrez Lopez
	Title:	Attorney-in-Fac

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT]

SCHEDULE A

INVESTORS

Flagship Ventures Fund IV, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Flagship Ventures Fund 2007, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Flagship Ventures Fund IV-Rx, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Flagship Ventures Opportunities Fund I, L.P.

55 Cambridge Pwky, Suite 800e

Cambridge, MA 02142

Infoseek Services Limited

Trident Chambers

P.O. Box 146

Road Town, Tortola

British Virgin Islands

GHF Inc.

Walkers SPV Limited

Walker House

87 Mary Street

George Town, Grand Cayman KY 1-9002

Cayman Islands

Alexandria Venture Investments, LLC

385 E. Colorado Blvd., Ste 299

Pasadena, CA 91101

Graham Allison

69 Pinehurst Rd

Belmont, MA 02478

Garo H. Armen IRA

c/o Merrill Lynch

2200 Fletcher Avenue

Fort Lee, NJ 07024

Attn: Greg Amerkanian

Control Empresarial de Capitales, S.A. de C.V.

Paseo de las Palmas 750

Lomas de Chapultepec

Mexico, D.F., 11000

Fidelity Select Portfolios: Biotechnology Portfolio

Brown Brothers Harriman & Co.
525 Washington Blvd
Jersey City NJ 07310

Attn: Michael Lerman 15th Floor
Corporate Actions

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: Bangle & Co fbo Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

M. Gardiner & Co.
C/o JPMorgan Chase Bank, N.A.
PO Box 35308
Newark, N.J. 07101-8006

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: Wavechart & Co fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund

FIAM Target Date Blue Chip Growth Commingled Pool

Pyramis Global Advisors Trust Company, as Trustee

State Street Bank & Trust
PO Box 5756
Boston, Massachusetts 02206
Attn: FLAPPER CO fbo Pyramis Lifecycle Blue Chip Growth Commingled Pool

Gurnet Point L.P.

Waypoint Capital Inc.

55 Cambridge Parkway

Suite 401

Cambridge, MA 02142

Nestlé Health Science US Holdings, Inc.

383 Main Ave 5th Floor

Norwalk, CT 06851

AFOS, LLC

55 E 52nd Street

New York, New York 10022”

Enso Ventures 2 Limited

Suite C1

Hirzel Court

St. Peter Port

Guernsey

GY1 2 NH

UK

Fidelity Growth Company Commingled Pool

Fidelity Management & Trust Co.

Mag & Co.

c/o Brown Brothers Harriman & Co.

Attn: Corporate Actions /Vault

140 Broadway

New York, NY 10005

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: WAVELENGTH + CO Fidelity Mt. Vernon Street Trust: Fidelity

Series Growth Company Fund

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

BNY Mellon

Attn: Stacey Wolfe

525 William Penn Place Rm 0400

Pittsburgh, PA 15259

SMRS-TOPE LLC

c/o HarbourVest Partners, LLC

One Financial Center, 44th Floor

Boston, MA 02111

Attention: Jackie Peradotto; Alex Brown

Email: jPeradotto@harbourvest.com; abrown@harbourvest.com

with copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Edward Drew Dutton

Email: eddutton@debevoise.com

SCHEDULE B

KEY HOLDERS

Bruce Bistrian

George Church

Robert Connelly

Charles L. Cooney

Peter Hutt

David Berry

Jerry Hjelle Advisor, LLC

Geoff von Maltzahn

Harold McGee

Garry E. Menzel

Jeff Moore

Peter Mueller

Thomas Leggett

Tony Tramontin

Manu Chakravarthy

David Epstein

William Hinshaw

Stephen Mitchener

Paul Fehlner

EXHIBIT A

CONSENT OF SPOUSE

I, [                    ], spouse of [              ], acknowledge that I have read the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 30, 2018, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Key Holder Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [  ] day of [        ,      ].

Signature

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